Exhibit 10.20

ITERIS, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

ARTICLE I

PURPOSE

This Amended and Restated Executive Severance Plan was established by Iteris, Inc. (“Iteris”) on February 5, 2018 (the “Effective Date”), and amended and restated effective June 4, 2019, to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The purpose of the Plan is to provide equitable treatment for terminated senior executives consistent with the values and culture of the Company, provide financial support for senior executives seeking new employment, recognize senior executives’ contributions to the Company, and to avoid or mitigate the Company’s potential exposure to litigation. The Company further believes that the Plan will aid the Company to attract and retain highly qualified executives who are essential to its success. The Plan is intended to be a top hat welfare benefit plan under ERISA. Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

ARTICLE II

DEFINITIONS

“ACA” has the meaning set forth in Section 4.01(b).

“Accrued Rights” means (i) any base salary earned by the Participant through, but not paid to the Participant as of, the date of a Qualifying Termination, (ii) any annual cash bonus earned by the Participant for a prior year but not paid to the Participant as of the date of a Qualifying Termination and (iii) any vested employee benefits to which the Participant is entitled as of the date of a Qualifying Termination under the employee benefit plans of the Company.

“Administrator” means the Compensation Committee of the Board of Directors of Iteris.

“Base Salary” means the Participant’s annual base salary as in effect immediately prior to the date of a Qualifying Termination, or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason. For avoidance of doubt, Base Salary does not include variable pay, such as bonuses and commissions, equity-based compensation, such as stock options, other supplemental pay, and all non-cash compensation, employee benefits and incentives provided by the Company.

“Benefit Continuation” has the meaning set forth in Section 4.01(b).

“Benefit Continuation Period” means the earliest of (i): the end of the twelve-month period following the date on which the Participant’s employment with the Company terminates; (ii) the date on which the Participant receives substantially similar coverage from another employer; or (iii) the date the Participant is no longer eligible to receive COBRA continuation coverage.

“Board of Directors” or “Board” shall mean the board of directors of Iteris.

“Cause” means (a) Participant’s misappropriation of the Company’s funds or property, or any attempt by Participant to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Audit Committee of the Board; (b) any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Company (or any parent of the Company); (c) Participant’s gross negligence or reckless misconduct in the

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performance of Participant’s duties; (d) Participant’s willful failure to comply with any valid and legal directive of the Board or the person to whom Participant reports; (e) Participant’s conviction of, or plea of nolo contendre to, any felony or misdemeanor involving moral turpitude or fraud, or of any other crime involving material harm to the standing or reputation of the Company; (f) any other willful misconduct by Participant that the Board determines in good faith has had a material adverse effect upon the business or reputation of the Company; or (g) any other material breach or violation by the Participant of any employment agreement with the Company or any other material written policy of the Company; provided, however, that the Company shall have provided the Participant with written notice that such breach or violation has occurred, and the Participant has been afforded at least ten (10) business days to cure such breach or violation. Notwithstanding the foregoing, (A) the cure period shall not apply to violations of the Company’s code of conduct, code of ethics or prohibition against unlawful harassment, and (B) such cure period shall only apply to breaches, violations, failures or neglect that in the Board’s sole judgment are capable of or amenable to such cure. Notwithstanding the foregoing, prong (b) of this definition is not intended to, and shall be interpreted in a manner that does not, limit or restrict a Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

“Change of Control” means a change in ownership or control of Iteris effected through any of the following transactions: (a) consummation of a merger, consolidation or other reorganization approved by Iteris’ stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned Iteris’ outstanding voting securities immediately prior to such transaction; (b) a sale, transfer or other disposition of all or substantially all of Iteris’ assets; (c) the closing of any transaction or series of related transactions pursuant to which any Person or any group of Persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Exchange Act (other than Iteris or a Person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Iteris) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of Iteris’ securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from Iteris or the acquisition of outstanding securities held by one or more of Iteris’ existing stockholders; or (d) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.  The term Change of Control also includes a Divestiture.

“CIC Qualifying Termination” is as defined in the definition of Qualifying Termination.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Company” means Iteris and its Subsidiaries.

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“Compensation Committee” means the Compensation Committee appointed by the Board.

“Covered Payment” has the meaning set forth in Section 8.14.

“Divestiture” means the sale, spin-off, or other divestiture of a material business unit or business line of Iteris.

“Effective Date” has the meaning set forth in ARTICLE I.

“Eligible Employee” means Section 16 Officers of the Company, excluding any officer of the Company subject to an employment agreement that include severance terms (as determined by the Administrator). Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excise Tax” has the meaning set forth in Section 8.14.

“Good Reason” means Participant’s voluntary resignation from the Company upon any of the following events without Participant’s written consent: (a) a material reduction in the Participant’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); (b) a material reduction in the Participants base salary (for the avoidance of doubt, a greater than ten (10%) percent reduction in the level of base salary shall constitute a material reduction in the Participant’s compensation, unless the reduction is part of a Company-wide reduction that affects all similarly situated employees in substantially the same proportion; (c) a relocation of the Participant’s principal place of work to a location that would increase the Participant’s one-way commute from his or her personal residence to the new principal place of work by more than fifty (50) miles; (d) any breach by the Company of its obligations under any employment agreement with Participant that results in a material negative change to Participant; or (e) Iteris’ failure to obtain an agreement from any successor to Iteris to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that Iteris would be required to perform, except where such assumption occurs by operation of law. Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Participant provides written notice (each, a “Good Reason Notice”) to the Company identifying and describing the event resulting in Good Reason within ninety (90) days of the initial existence of such event, the Company does not cure such event within thirty (30) days following receipt of the Good Reason Notice from the Participant and the Participant terminates his or her employment during the ninety (90)-day period after the Participant’s delivery of the Good Reason Notice. If the Participant does not terminate his or her employment for Good Reason within 90 days after delivery of the Good Reason Notice, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

“Iteris” has the meaning set forth in ARTICLE I.

“Non-CIC Qualifying Termination” has the meaning set forth in the definition of Qualifying Termination.

“Parachute Payment” has the meaning set forth in Section 8.14.

“Participant” has the meaning set forth in Section 3.01.

“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.

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“Plan” means this Iteris, Inc. Executive Severance Plan, as may be amended and/or restated from time to time.

“Qualifying Termination” means the termination of a Participant’s employment either which is either a Non-CIC Qualifying Termination or a CIC Qualifying Termination.  A “Non-CIC Qualifying Termination” is a termination of a Participant’s employment by the Company without Cause unrelated to a Change of Control.  A “CIC Qualifying Termination” is a termination of a Participant’s employment in connection with or within twelve (12) months following a Change of Control, by the Participant for Good Reason or by the Company (or its successor) without Cause, provided, however, that if the Change of Control is a Divestiture, then a termination of employment may only be a CIC Qualifying Termination as to those Participants who were principally providing services to the business line or unit that was sold, spun-off or otherwise divested in the Divestiture.

“Section 16 Officer” means an officer of Iteris or a Subsidiary who is subject to Section 16 of the Exchange Act.

“Severance” has the meaning set forth in Section 4.01(a).

“Severance Agreement” has the meaning set forth in Section 5.01(b).

“Specified Employee Payment Date” has the meaning set forth in Section 8.13(b).

“Subsidiary” means any corporation (other than Iteris) in an unbroken chain of corporations beginning with Iteris, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE III

PARTICIPATION

Section 3.01                       Participants. Subject to the terms and conditions of this Plan, only Section 16 Officers that conform to the definition of an Eligible Employee are eligible to participate under this Plan (each, a “Participant”). Section 16 Officers must be an Eligible Employee on the Qualifying Termination effective date.

ARTICLE IV

SEVERANCE

Section 4.01                       Non-CIC Qualified Termination. If a Participant experiences a Non-CIC Qualifying Termination, then the Company will provide the Participant with any Accrued Rights and, subject to ARTICLE V, the Company will provide the Participant with the following:

(a)                                         Severance equal to the Participant’s Base Salary (“Severance”). Subject to Section 8.13, Severance will be paid in substantially equal installment payments over the one-year period following the Qualifying Termination, payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which payments in the aggregate are equal to the Severance and which shall begin on the next normal payroll date after the 61st day following the Qualifying Termination; and

(b)                              During the Participant’s Benefit Continuation Period, reimbursement for the monthly COBRA premium paid by the Participant for himself or herself and his or her eligible dependents (“Benefit Continuation”). Notwithstanding the foregoing, if the Company’s providing Benefit Continuation under this Section 4.01(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education

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Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 4.01(b) in a manner as is necessary to comply with the ACA. Subject to Section 8.13, Benefit Continuation reimbursement shall be paid to the Participant on the 15th of the month immediately following the month in which the Participant timely remits the premium payment (or as close to such date as is reasonably practicable). Participant is to notify the Company immediately upon becoming covered by another group health plan.

Section 4.02                       CIC Qualified Termination. If a Participant experiences a CIC Qualifying Termination, then the Company will provide the Participant with any Accrued Rights and, subject to ARTICLE V, the Company will provide the Participant with the following:

(a)                               Severance equal to the Participant’s Base Salary. Subject to Section 8.13, Severance will be paid in a lump sum on next payroll date after the 61st day following the Qualifying Termination; and

(b)                              During the Participant’s Benefit Continuation Period, reimbursement for the monthly COBRA premium paid by the Participant for himself or herself and his or her eligible dependents. Notwithstanding the foregoing, if the Company’s providing Benefit Continuation under this Section 4.02(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under ACA, the Company shall reform this Section 4.02(b)in a manner as is necessary to comply with the ACA. Subject to Section 8.13, Benefit Continuation reimbursement shall be paid to the Participant on the 15th of the month immediately following the month in which the Participant timely remits the premium payment (or as close to such date as is reasonably practicable). Participant is to notify the Company immediately upon becoming covered by another group health plan.

ARTICLE V

CONDITIONS

Section 5.01                       Conditions A Participant’s entitlement to any severance benefits under ARTICLE IV will be subject to:

(a)                               the Participant experiencing a Qualifying Termination;

(b)                              the Participant executing a severance agreement (the “Severance Agreement”) to the reasonable satisfaction of the Company and such Severance Agreement becoming effective and irrevocable within sixty (60) days following the Participant’s Qualifying Termination. Any such Severance Agreement will include, without limitation, (i) a release of claims in favor of the Company, their affiliates and their respective officers and directors; (ii) non-solicitation provisions applicable to the Company’s customers, employees and suppliers during the one-year period following the Qualifying Termination; and (iii) non-disparagement and confidentiality provisions; and

(c)                               with respect to Benefit Continuation only, the Participant timely and properly electing continuation coverage under COBRA.

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ARTICLE VI

CLAIMS PROCEDURES

Section 6.01                       Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within sixty (60) days after the Participant’s first lapsed payment. Claims should be addressed and sent to:

Chairman of Compensation Committee
Iteris, Inc.

1700 Carnegie Ave

Santa Ana, CA  92705

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred eighty (180) days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90)-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a)                               the specific reason or reasons for the denial of the Participant’s claim;

(b)                              references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c)                               a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)                              a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 6.02                       Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(a)                               Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.

(b)                              The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(c)                               The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

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(d)                              The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

Section 6.03                       Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within sixty (60) days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances that require an extension of this sixty (60)-day period. In any such case, the Administrator will notify the Participant in writing within the sixty (60)-day period and the final decision will be made no later than one hundred twenty (120) days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(a)                               the specific reason or reasons for the denial of the Participant’s claim;

(b)                              reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c)                               a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and

(d)                              a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Section 6.04                       Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)                               no claimant shall be permitted to commence any legal proceeding to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)                              in any such legal proceeding, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 6.05                       Attorney’s Fees. The Company and each Participant shall bear their own attorneys’ fees incurred in connection with any disputes between them.

ARTICLE VII

ADMINISTRATION, AMENDMENT AND TERMINATION

Section 7.01                       Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

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(a)                               administer the Plan according to its terms and to interpret Plan provisions;

(b)                              resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;

(c)                               take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d)                              make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e)                               process and approve or deny all claims for benefits; and

(f)                                decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 7.02                       Amendment and Termination.  Iteris may amend or terminate the Plan at any time subject to the limitations in this Section 7.02.  No amendment or termination of the Plan that has the effect of reducing or diminishing the right of any Participant hereunder will be effective unless one year’s advance written notice is provided to each affected Participant, and provided further that such amendment or termination shall not be effective if a Change of Control occurs during the one year notice period.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01                       At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 8.02                       Effect on Other Plans, Agreements, and Benefits.

(a)                               Any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

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(b)                              Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 8.03                       Mitigation and Offset. If a Participant obtains other employment after a Qualifying Termination, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan to provide Severance.

Section 8.04                       Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 8.05                       Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 8.06                       Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 8.07                       Successors. The Plan will be binding upon any successor to Iteris, its assets, its businesses or its interest, in the same manner and to the same extent that Iteris would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, Iteris shall require any successor to Iteris to expressly and unconditionally assume the Plan in writing and honor the obligations of Iteris hereunder, in the same manner and to the same extent that Iteris would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.

Section 8.08                       Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.

Section 8.09                       Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 8.10                       Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of California without regard to conflicts of law principles.

Section 8.11                       Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

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Section 8.12                       Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 8.13                       Section 409A.

(a)                               The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one (1) year may not effect amounts reimbursable or provided in any subsequent year.

(b)                              Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Severance Agreement, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.

(c)                               To the extent required by Section 409A of the Code, each reimbursement or in- kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

Section 8.14                       Section 280G

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(a)                               Notwithstanding any other provision of this Plan to the contrary, if any Severance or Benefit Continuation provided or to be provided by the Company to a Participant or for a Participant’s benefit pursuant to the terms of this Plan (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of the Code and would, but for this Section 8.14 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Participant of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Participant if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)                              Any such reduction shall be made in accordance with Section 409A of the Code.

(c)                               Any determination required under this Section 8.14 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the change in control (the “Accountants”) which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.14. For purposes of making the calculations and determinations required by this Section 8.14, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Participant.

Section 8.15                       Limitation of Actions. Any legal proceeding to recover benefits or to enforce or clarify rights under this Plan, or under any provision of law, statutory or otherwise must be brought within a period of one year following the exhaustion of administrative remedies under Section 6.04. All Participants waive the right to file any legal proceeding arising directly or indirectly out of this Plan under any longer statute of limitations.

Section 8.16                       No Right to Continued Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

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